EXHIBIT 107

Calculation of Filing Fee Table

S-8

(Form Type)

GE HealthCare Technologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.01 per share	457(c) and 457(h)	40,923,900 (3)	$59.01	$2,414,919,339.00	0.0001102	$266,124.11

Equity	Common stock, par value $0.01 per share	457(c) and 457(h)	204,647 (4)	$59.01	$12,076,219.47	0.0001102	$1,330.80

Equity	Common stock, par value $0.01 per share	457(c) and 457(h)	6,307,840 (5)	$59.01	$372,225,638.40	0.0001102	$41,019.27

Equity	Common stock, par value $0.01 per share	457(c) and 457(h)	136 (6)	$59.01	$8,025.36	0.0001102	$0.88

Total Offering Amounts					$2,799,229,222.23		$308,475.06

Total Fee Offsets

Net Fee Due							$308,475.06

(1)

Pursuant to Rule 416 under the Securities Act, this Registration Statement covers (i) such additional number of shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) issuable upon stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events or (ii) such reduced number of shares of Common Stock in respect of any reverse stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, in each case with respect to the shares of Common Stock being registered pursuant to this Registration Statement.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high ($61.0194) and low ($57.00) sales prices per share of the common stock on the “when-issued” trading market as reported on the NASDAQ Global Select Market on December 22, 2022.

(3)	Consists of 40,923,900 shares of Common Stock estimated to be reserved for issuance under the GE HealthCare 2023 Long-Term Incentive Plan.
(4)

Consists of 204,647 shares of Common Stock that may be acquired by participants in the GE HealthCare Technologies Inc. Mirror 2022 Long-Term Incentive Plan upon exercise or settlement of certain stock options and restricted stock unit awards (including any performance stock unit awards) that may become issuable pursuant to the GE HealthCare Technologies Inc. Mirror 2022 Long-Term Incentive Plan.

(5)

Consists of 6,307,840 shares of Common Stock that may be acquired by participants in the GE HealthCare Technologies Inc. Mirror 2007 Long-Term Incentive Plan upon exercise or settlement of certain stock options and restricted stock unit awards (including any performance stock unit awards) that may become issuable pursuant to the GE HealthCare Technologies Inc. Mirror 2007 Long-Term Incentive Plan.

(6)

Consists of 136 shares of Common Stock that may be acquired by participants in the GE HealthCare Technologies Inc. Mirror 1990 Long-Term Incentive Plan upon exercise or settlement of certain stock options and restricted stock unit awards (including any performance stock unit awards) that may become issuable pursuant to the GE HealthCare Technologies Inc. Mirror 1990 Long-Term Incentive Plan.